HSBC USA INC. Equity Buffer Notes	Filed Pursuant to Rule 433 Registration No. 333-133007 June 11, 2007 FREE WRITING PROSPECTUS (To the Prospectus dated April 5, 2006 and, Prospectus Supplement dated July 3, 2006)

INDICATIVE TERMS
Issuer	HSBC USA Inc.
Reference Asset	iShares® MSCI Emerging Markets Index Fund (ticker: EEM)
Participation Rate	110% -120% (to be determined on Trade Date)
Payment at Maturity
You will receive a cash payment at maturity that is based on the Final Return:
▪ If the Final Return is positive, you will receive 100% of your principal plus an additional payment of [110 - 120]% of the Final Return
▪ If the Final Return is between 0% and -20%, you will receive 100% of your principal
▪ If the Final Return is less than -20%, you will lose 1% of your principal for each percentage point that the Final Return is below -20%
For example, if the Final Return is -30%, you will suffer a 10% loss and receive 90% of the principal at maturity.

Final Return
Initial Value	The official closing price on the Pricing Date
Final Value	The official closing price on the Final Valuation Date
Trade Date	July 6, 2007. We may postpone the trade date in our sole discretion to a date no later than July 13, 2007.
Pricing Date	July 6, 2007. We may postpone the pricing date in our sole discretion to a date no later than July 13, 2007.
Original Issue Date	Five business days after the trade date.
Final Valuation Date
July 6, 2012 or if that date is not a scheduled trading day (as defined below) with respect to the reference asset, the following scheduled trading day for the reference asset, subject to adjustment as described herein. We may postpone the final valuation date in our sole discretion to a date no later than July 13, 2012.

Maturity Date	Five business days after the final valuation date. The maturity date is subject to further adjustment as described herein.

The terms and conditions relating to the offering set forth in this free writing prospectus shall supersede the terms and conditions set forth in the free writing prospectus dated June 8, 2007 relating to the same offering previously filed with the Securities and Exchange Commission.

Terms used in this Free Writing Prospectus are described or defined in the Prospectus Supplement and the Prospectus. The notes offered will have the terms described in the Prospectus Supplement and the Prospectus. The notes are 20% principal protected, and you may lose up to 80% of your principal.

Product Description

The Equity Buffer Notes provide exposure to potential price appreciation in the Reference Asset as well as partial principal protection at maturity. The Buffer Notes issued by HSBC can help reduce portfolio risk and provide enhancement to the investors’ exposure to equity appreciation. The partial principal protection feature only applies at maturity.

Benefits

▪	Growth Potential: Investors receive enhanced and uncapped upside participation in the performance of the Reference Asset.

▪	Partial Protection of Capital: At maturity, you will not experience any loss associated with the first 20% of decline in the Reference Asset.

▪	Diversified Equity Exposure: The notes provide broad exposure to the emerging markets tracked by the Reference Asset.

Scenario Analysis at Maturity

Assumptions: 115% x the Final Return (if positive); protects against a decline of up to 20% in the basket

REFERENCE ASSET DESCRIPTION

The iShares® MSCI Emerging Markets Index Fund (EEM) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.

INVESTOR SUITABILITY

The notes may be suitable for you if:

▪ You seek diversified exposure to emerging markets.

▪ You seek an investment that offers some elements of principal preservation if held to maturity.

▪ You seek levered and uncapped upside potential on the return of the reference asset.

▪ You are willing to hold the notes to maturity.

▪ You do not seek current income from the notes.

▪ You do not want exposure to local currency associated with the international equity indexes.

The notes may not be suitable for you if:

▪ You do not seek an investment with exposure to emerging markets.

▪ You are unable or unwilling to hold the notes to maturity.

▪ You seek an investment that is 100% principal protected.

▪ You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

▪ You seek current income from your investments.

▪ You seek local currency exposure associated with the international equity indexes.

KEY CONSIDERATIONS

▪	At maturity, the notes are exposed to any decline in the price of the reference asset in excess of 20%

▪	Partial principal protection only if you hold the notes to maturity

▪	The return on the notes is linked to the performance of the reference asset and may be positive or negative

▪	You will not receive any periodic interest payments on the notes

▪	There may be little or no secondary market for the notes--the notes will not be listed or displayed on any securities exchange

▪	An investment in the notes will involve risks associated with emerging markets

▪	The notes are subject to significant risks not associated with conventional fixed rate or floating rate debt securities

▪
It is suggested that prospective investors reach an investment decision only after careful consideration with their financial, legal, accounting, tax and other advisors regarding the suitability of the notes in light of their particular circumstances.

▪	These notes are not bank deposits and are not insured by the FDIC or any other U.S. federal or state government agency

We expect that the delivery of the notes will be made against payment therefor on or about the issue date specified on the cover hereof, which will be the fifth business day following the initial valuation date of the notes (settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

This Free Writing Prospectus relates to one note offering linked to the Reference Asset identified on the cover page. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Reference Asset or any of the Indexes or as to the suitability of an investment in the notes.

You should read this document together with the Prospectus dated April 5, 2006 and the Prospectus Supplement dated July 3, 2006. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page S-3 of the Prospectus Supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a Prospectus) with the Securities and Exchange Commission for the offering to which this Free Writing Prospectus relates. Before you invest, you should read the Prospectus, the Prospectus Supplement and the Pricing Supplement for more complete information about the issuer and this offering. You may get these items for free by visiting EDGAR on the SEC website at www.sec.gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus, Prospectus Supplement or Pricing Supplement if you request it by calling toll free, 1-888-800-4722.

You may also obtain:

•	the Prospectus Supplement at www.sec.gov/Archives/edgar/data/83246/000110465906045146/a06-14758_3424b2.htm

•	the Prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

We are using this Free Writing Prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.